Exhibit 99.1

Subject: Reducing our Workforce by 5%

Hi Everyone,

I have made the very difficult decision to reduce our global workforce by 5% or approximately 300 employees.

If you work in the US, you will receive an email in the next 15 minutes notifying you if your role is impacted or not. If your role is impacted, your leadership will schedule a meeting this morning to discuss next steps. For employees outside the US, the notification process may be different due to local laws and practices.

A workforce reduction like this is the last thing I wanted to do, and I am truly sorry.

What led us here

We entered fiscal 2023 with a growth plan based on the demand we experienced in the prior year. This led us to overhire for the macroeconomic reality we’re in today. In addition, in the first half of FY23, we faced our own execution challenges. I wish I had responded sooner, but we’re doing the best we can today to adjust to this reality.

What’s next for our departing colleagues

For those whose roles were impacted, we are doing everything we can to ensure you have the resources you need to navigate this time and find your next opportunity.

Here are a few of the resources for US employees:

•	Severance: A minimum of 13 weeks of pay through a combination of notice and severance.

•	Healthcare: Benefits through June 30.

•	Bonus: Eligibility for the FY23 annual bonus or sales incentive, as applicable.

•	RSU vesting: RSU vesting through March 15.

•	Career support: Career transition support with our outplacement partner.

•	Immigration support: Additional support for our impacted visa-dependent employees.

For employees outside of the US, our local processes will align with employment laws in each country.

What’s next for Okta

Looking ahead, we will operate our business in a way that enables us to execute through any market condition. That means reducing spend, improving our profitability, and investing in the key areas of innovation and growth that will build on our market leadership over the long term. A workforce reduction is just one of several actions we’re taking to create a stronger path to profitable growth.

We have a huge opportunity ahead of us. You’ll see us continue to focus on scale and efficiency, apply greater overall financial discipline, and continue to invest in our two clouds to further extend our position as the digital identity leader for all use cases.

As we say goodbye to those who are leaving: thank you for investing your time and talent in Okta, and for your help getting Okta to where it is today.

Todd

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